Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of June 6, 2012 (the “Agreement”), by and between McGraw-Hill Education, Inc., a Delaware corporation (the “Company”) and a wholly-owned subsidiary of The McGraw-Hill Companies, Inc., a New York corporation (the “Parent”, and collectively with the Company and the Parent’s Affiliates, the “Parent Group”), and Lloyd G. Waterhouse (the “Executive”).

WHEREAS, the Company has determined that it is in the best interests of the Company to enter into an employment agreement with the Executive and the Executive is willing to serve as an employee and officer of the Company, subject to the terms and conditions of this Agreement; and

WHEREAS, the Company desires to employ the Executive on a full-time basis and the Executive desires to be so employed by the Company on the terms set forth herein.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment and Duties.

(a) General. The Executive shall serve as the President and Chief Executive Officer of the Company. For so long as the Company remains part of the Parent Group, he shall report to the Chief Executive Officer of the Parent (the “Parent CEO”). On and after the date that the Company ceases to be a member of the Parent Group, the Executive shall report to the Board of Directors of the Company (or, following a Transaction (as defined below) the entity of the Company that, based on the Company’s then form of organization, succeeds to the general oversight and policy-making functions of the Company that are usually exercised by a board of directors) (the “Board”). The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive by (i) the Parent CEO, for so long as the Company remains part of the Parent Group and (ii) the Board thereafter. The Executive’s principal place of employment shall be at the Company’s headquarters in New York, New York; provided, however, that the Executive understands and agrees that he shall be regularly required to travel for business reasons (including to various Company locations) and, prior to the occurrence of a Transaction, to be present at the Parent headquarters in New York at such times as shall be reasonably requested by the Parent CEO.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall faithfully serve the Company, and shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by (i) the Parent CEO, for so long as the Company remains part of the Parent Group and (ii) the Board thereafter, and shall use his reasonable best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other Person (as defined in Section 14(c) of this Agreement) without the consent of the Company pursuant to authority granted by (i) the Parent CEO, for so long as the Company remains part of the Parent Group and (ii) the Board thereafter, or otherwise engage in activities that would interfere significantly with his faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (x) continue to serve as a member of the Board of Directors of SolarWinds, Inc.; (y) continue to serve as a member of the governing body of Ascend Learning LLC, provided that the Executive shall be required to discontinue his association with Ascend Learning LLC if such association shall involve, or may reasonably be expected to involve, a conflict of interest with the business and affairs of the Company; and (z) manage his personal investments; provided, however, that such activities do not interfere with his duties and obligations to the Company or contravene the provisions of Sections 5, 6 and 7 of this Agreement.

(c) Compliance. The Executive shall be subject to and shall be bound by all personnel and corporate policies, procedures and regulations of the Company, or, if applicable, of the Parent, applicable to similarly situated executives as in effect from time to time (including, but not limited to, the Code of Business Ethics of the Company or the Parent, and the Company’s or, if applicable, the Parent’s stock ownership guidelines and pay recovery, claw-back or similar policies as in effect from time to time) (collectively, the “Policies”).

(d) Board Seat. In the event that the Company is the subject of an IPO or Spin-Off (as defined below), the Company shall use its reasonable best efforts to have the Executive appointed to the Board prior to the consummation of the IPO or Spin-Off.

2. Term of Employment. The Executive’s employment under this Agreement shall commence on June 13, 2012 (the “Effective Date”) and shall terminate on the earlier of (i) the second anniversary of the Effective Date and (ii) the termination of the Executive’s employment under this Agreement. The period from the Effective Date until the termination of the Executive’s employment under this Agreement is referred to as the “Term”. Thereafter, the Executive’s employment shall continue if the Company and the Executive mutually agree upon such continued employment and the terms thereof.

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for his services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) at the rate of $1.0 million, payable in substantially equal installments in accordance with the Company’s ordinary payroll practices as established from time to time. The Executive’s Base Salary shall be subject to annual review to occur no later than on the anniversaries of the Effective Date and adjustment; provided, however, that the Base Salary shall not be subject to reduction during the Term.

(b) Annual Bonus.

(1) For the 2012 calendar year, the Executive’s annual incentive opportunity (the “Target Bonus”) shall be guaranteed at a minimum of $1.0 million. This Target Bonus shall be payable in 2013 in a cash lump sum payment by no later than March 15, 2013, subject to the Executive’s continuous employment with the Company through the bonus payment date. In addition, the Executive shall have the opportunity to earn up to 200% of the Target Bonus in respect of the 2012 calendar year based on his achievement against the performance goals and objectives specified for 2012 in attached Exhibit A, which include goals related to the consummation of a Transaction. The goals set forth in Exhibit A have been established by the Parent CEO and have been approved by the Compensation and Leadership Development Committee of the Board of Directors of the Parent (the “CLDC”), and the Executive’s success in achieving such goals shall be determined reasonably and in good faith by the Parent CEO and the CLDC or, if the Company has ceased to be a member of the Parent Group at the end of the applicable performance period, by the Board.

(2) For the 2013 calendar year, the Executive’s annual incentive opportunity shall consist of a Target Bonus of 100% of his Base Salary and shall provide him the opportunity to earn less than the Target Bonus or up to 200% of the Target Bonus based on his achievement against pre-determined Company performance goals set forth in writing by the Parent CEO and subject to approval by the CLDC or, if the Company is not then a member of the Parent Group, by the Board and, in each case, after reasonable consultation with the Executive. This bonus shall be payable in 2014 as a cash lump sum by no later than March 15, 2014, subject to the Executive’s continuous employment with the Company through the bonus payment date.

(3) For the 2014 calendar year, the Executive shall be eligible to participate in the annual incentive plan to be established by the Company for its senior executive officers at a level commensurate with his status as the president and chief executive officer of the Company.

(c) Cash Long-Term Incentive. On the first business day of the month following the Effective Date, the Company shall grant the Executive an award of cash-based restricted stock units (the “RSUs”) pursuant to the terms of the Restricted Stock Unit Award Agreement attached hereto as Exhibit B (the “RSU Agreement”). Such award shall have a Fair Market Value, as defined in the RSU Agreement, of $4.0 million on the date of grant (prior to rounding to the nearest whole unit). In addition, on and after a Transaction (or beginning in calendar year 2013, if no Transaction has occurred prior to the end of 2012), the Executive shall be eligible to participate in the long-term incentive plans and arrangements established by the Company from time to time for its senior executive officers or, prior to a Transaction, the Parent for its or the Company’s or Company Group’s senior executive officers and shall receive grants under such plans or arrangements commensurate with his status as the president and chief executive officer of the Company and taking into consideration the Company’s grants and award program for other executive officers of the Company or, prior to a Transaction, the Parent’s grants and award program for other similarly situated officers of the Parent or the Company Group as in effect from time to time.

(d) Retirement and Welfare Plans. The Executive and his eligible dependents shall be entitled to participate in all savings, retirement and welfare benefit and perquisite plans applicable generally to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time; provided, however, that the Executive shall not be eligible to participate during the Term in any severance plan sponsored or maintained by the Company or any of its then-Affiliates (the “Company Group”) (including the Parent) or in any supplemental executive retirement plan sponsored or maintained by the Parent. As of the date immediately after a Transaction closes, the Executive shall automatically cease to participate (as an active participant) in all Parent benefit plans and shall be eligible on and after such date to participate only in the plans of the Company applicable to its senior executives.

(e) Expenses. The Company shall reimburse the Executive for reasonable first-class travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time.

(f) Vacation. The Executive shall be entitled to four (4) weeks of vacation time annually consistent with the policies applicable generally to other senior executives of the Company as in effect from time to time.

(g) Relocation Expenses. The Executive agrees that he shall relocate to the Company’s headquarters within a reasonable time thereafter and he shall receive relocation benefits at the level described in the Parent’s Relocation Policy for Executive Homeowners (a copy of which has been provided to the Executive).

4. Termination of Employment.

(a) Termination for Cause; Resignation without Good Reason; Death; Disability. (i) If, prior to the expiration of the Term, (A) the Company terminates the Executive’s employment for Cause, as defined in Section 4(a)(ii) of this Agreement, (B) the Executive resigns from his employment with the Company without Good Reason as defined in Section 4(b)(ii) of this Agreement, or (C) the Executive’s employment with the Company ends as a result of his death or Disability, as defined in Section 4(a)(iii) of this Agreement, the Executive (or in the event of death, his estate) shall only be entitled to payment of unpaid Base Salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (“Accrued Compensation and Benefits”). The Executive (or in the event of death, his estate) shall have no further right to receive any other compensation or benefits after such termination or resignation of employment. For purposes of this Agreement, the terms “terminate,” “terminated,” “termination” and “resignation” mean a termination of the Executive’s employment that constitutes a Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii) Termination for “Cause” shall mean termination of the Executive’s employment because of the Executive’s misconduct in respect of his obligations to the Company or other acts of misconduct by the Executive occurring during the course of his employment, including violations of the Policies, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company or the Company Group (which includes, prior to a Transaction, the Parent Group); provided, however, that the Company has provided the Executive with a written notice referencing this Section 4 of this Agreement and specifying in reasonable detail the conduct constituting Cause within 60 days of the Company’s first knowledge of its occurrence and the offending conduct is not cured, to the extent it is capable of being cured, or corrected, within 30 days after the date such notice is received by the Executive; and provided, further, that in no event shall unsatisfactory job performance alone be deemed to be Cause.

(iii) “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties for a period in excess of 60 consecutive days or for more than 180 days during the Term.

(b) Termination without Cause; Resignation for Good Reason. (i) If, (A) prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause, (B) prior to the expiration of the Term, the Executive resigns for Good Reason, or (C) the Executive’s employment is not continued following the expiration of the Term on account of the Company and the Executive failing to mutually agree upon the Executive’s continued employment and the terms thereof, the Executive shall be entitled to receive the Accrued Compensation and Benefits. In addition, in the event of the occurrence of any of (A)-(C) above, the Company shall pay the Executive a cash lump sum in the amount of two (2) times his Base Salary. In addition, if the Executive’s employment is terminated without Cause or if the Executive resigns for Good Reason and, following such termination or resignation of employment, the Executive timely elects to receive so-called “COBRA” continuation coverage for himself and/or his covered dependents, the Company will provide such coverage to them under the Company’s applicable medical and dental plans. The Executive shall be required to pay the full COBRA premium for such coverage for so long as he maintains such coverage. However, the Company shall pay to the Executive, as additional severance, a one-time lump sum cash payment in an amount equal to 18 times the excess of (x) the total monthly premium cost for the Executive’s COBRA continuation coverage, determined as of the date of his termination or resignation of employment, over (y) the amount of the standard contribution that the Company’s active employees are required to make toward the total monthly cost of the same coverage, determined as of such date. Such lump sum payment shall be subject to all required tax withholding. Other than payment in respect of the Accrued Compensation and Benefits, which shall be made at the times provided in Section 4(a), subject to Section 4(b)(iii) below, payments pursuant to this Section 4(b) shall be made on the 60th day following the Executive’s date of termination of employment. Except for the payments and benefits to be paid or provided to the Executive pursuant to this Section 4(b), the Executive shall have no further rights under this Agreement or otherwise under any plan, program or arrangement of the Company Group (which includes, prior to a Transaction, the Parent Group) to receive any other compensation or benefits after such termination or resignation of employment.

(ii) Resignation for “Good Reason” shall mean (1) an adverse change by the Company in the Executive’s title, function, duties or responsibilities, which change would cause the Executive’s position with the Company to become one of materially less responsibility, importance or scope (other than changes in the Executive’s functions, duties or responsibilities that are solely the result of and occur contemporaneously with the occurrence of a Private Sale, provided that any such change does not materially adversely change his authority and responsibilities as a chief executive officer); (2) the failure of the Company to pay the Executive any material amounts payable under this Agreement or the RSU Agreement on or promptly following the date when such amounts are due; (3) a transfer of the Executive’s principal place of employment to a geographic location that is more than 50 miles from the Company’s headquarters in New York, New York; or (4) any other material breach of this Agreement or the RSU Agreement. Good Reason shall not exist under this paragraph unless the Executive provides the Company with a written notice specifying in reasonable detail the event constituting “Good Reason” within 60 days of his first knowledge of its occurrence and such breach is not cured, to the extent it is capable of being cured, within 30 days after the date such notice is received by the Company, and the Executive actually terminates his employment within 30 days following the expiration of such cure period. Notwithstanding the above, prior to a Transaction, all amounts of compensation payable to the Executive shall be subject to the pay recovery, claw-back or similar policies of the Parent, as applicable generally to senior executives of the Parent, and it shall not be an event of Good Reason for the Parent to establish, maintain or modify any such policies. After an IPO or Spin-Off, all amounts of compensation payable to the Executive shall be subject to the pay recovery, claw-back or similar policies of the Company, as applicable generally to senior executives of the Company, and it shall not be an event of Good Reason for the Company to establish, maintain or modify any such policies as required by applicable law or regulation, or as determined by the Board of the Company in good faith. After a Private Sale, it shall not be an event of Good Reason for the Company to establish, maintain or modify a pay recovery, claw-back or similar policy as required by applicable law or regulation, or as determined by the Board of the Company in good faith; provided, however, that any such policy shall not apply to the Executive’s Base Salary paid during the Term, Target Bonus in respect of 2012 and 2013 calendar years and to the amounts payable to the Executive under the RSU Agreement.

(iii) The Company shall not be required to make the payments and provide the benefits provided for under this Section 4(b), other than the Accrued Compensation and Benefits, unless the Executive executes and delivers to the Company, within 30 days of the date of his termination of employment, a general release of claims substantially in the form attached hereto as Exhibit C and the release has become effective and irrevocable in its entirety.

(iv) If, following a termination of employment without Cause or a resignation by the Executive for Good Reason, the Executive materially breaches the provisions of Sections 5, 6, 7, 8 or 12 of this Agreement (which, for avoidance of doubt, would not include any isolated, insubstantial or inadvertent breach that is not in bad faith), which results in or would reasonably be expected to result in material damage to the property, business or reputation of the Company or the Company Group (which includes, prior to a Transaction, the Parent Group), the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 4(b)(i) (other than the Accrued Compensation and Benefits), and any and all further obligations and agreements of the Company with respect to such payments shall thereupon cease; provided, that the Company has provided the Executive with a written notice referencing this Section 4(b)(iv) of this Agreement and specifying in reasonable detail the conduct constituting such breach within 60 days of the Company’s first knowledge of its occurrence and such breach is not cured, to the extent it is capable of being cured, or offending conduct corrected, within 30 days after the date such notice is received by the Executive. In addition, the Executive shall be obligated to promptly repay to the Company all amounts previously paid to him under Section 3(c) and Section 4(b)(i).

(c) Special Resignation Right. During the 60-day period commencing on December 31, 2013, the Executive shall have the right to resign for any reason or for no stated reason, and such resignation shall be treated as a resignation for Good Reason for all purposes of this Agreement, the RSU Agreement and any other applicable plan, policy or agreement, if (x) a Private Sale, IPO or Spin-off has not occurred by December 31, 2013 and (y) the Company has not, by December 31, 2013, signed a definitive agreement to effect a Private Sale or filed a preliminary registration statement with respect to a planned IPO or Form 10 with respect to a Spin-off (provided, that if such Private Sale, IPO or Spin-off referenced in this clause (y) does not occur, this resignation right shall become applicable and the Executive shall have 60 days following the later of (I) an abandonment or termination of such Private Sale, IPO or Spin-off or (II) December 31, 2013 to exercise this resignation right). The special resignation rights contemplated by this Section 4(c) shall not apply (1) if the Company, prior to the Executive providing to the Company the notice or resignation described in the next sentence, has provided the Executive with a notice of termination for Cause (and such Cause actually exists) or (2) if the Executive does not remain continuously employed by the Company through the contemplated special resignation date unless before such date the Executive resigns from his employment for Good Reason or the Company terminates his employment without Cause. Notwithstanding the provisions of Section 4(d), if the Executive elects to resign in accordance with this Section 4(c), the Executive shall communicate such decision in writing to the Parent CEO or the Board, as applicable, not less than 30 days prior to the Executive’s resignation date.

(d) Notice of Termination. Either party may give notice of termination of Executive’s employment at any time, and any termination of employment by the Company or resignation by the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 23 of this Agreement that specifies the date of termination, which date shall be no more than 30 days after the date of the notice.

(e) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company or any member of the Company Group and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance and further agrees to execute any such documents or deliver any such notices as the Company may reasonably request to effect such resignation.

(f) For the avoidance of doubt and notwithstanding anything to the contrary herein, payments, if any, upon termination of or resignation from employment in respect of the RSUs or any other long-term incentive awards shall be governed by the provisions of the RSU Agreement or the governing documents of such other long-term incentive awards.

5. Confidentiality.

(a) Confidential Information. (i) The Executive agrees that he shall not at any time, except (w) to enforce any rights or defend any claims hereunder or under any other agreement or plan of the Company or any member of the Company Group or the Parent Group or to defend any claims against the Executive or the Company or any of the members of the Company Group or the Parent Group, (x) in the performance of his duties for the Company, (y) with the prior written consent of (1) if such consent is requested after the occurrence of a Transaction, the Board as relates to the Company or any member of the Company Group, or (2) the Parent CEO as such information relates to members of the Parent Group (other than the Company) and, if such consent is requested prior to the occurrence of a Transaction, the Company or, (z) to the extent permitted pursuant to Section 5(a)(ii) of this Agreement, as required by law, directly or indirectly, reveal to any Person or use for the Executive’s own benefit any information deemed to be confidential by any member of the Company Group (which for periods prior to a Transaction includes the Parent Group) (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of the Company or any member of the Company Group (which for periods prior to a Transaction includes the Parent Group), including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, business plans, marketing data, authors, employees or other confidential information used by, or useful to, the Company or any member of the Company Group (which for periods prior to a Transaction includes the Parent Group) and known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with the Company; provided, however, that such Confidential Information does not include any information that is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s action in violation of this Section 5(a)(i). Confidential Information may be in any medium or form, including, without limitation, physical documents, electronic files or disks, email, videotape or files, audio recordings, and oral communications.

(ii) In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Board as relates to the Company, or the Parent CEO as such information relates to members of the Parent Group other than the Company (and, if such compulsion occurs prior to the occurrence of a Transaction, such information as relates to the Company), with prompt written notice so that the Company or the appropriate member of the Company Group, as the case may be, may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.

(b) Confidentiality of Agreement. The Executive agrees that, except as may be required by applicable law or legal process, during the Term and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys, lenders or spouse; provided, however, that such accountants, financial advisors, attorneys, lenders, and spouse agree not to disclose the terms of this Agreement to any other person or entity.

(c) Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company or the Company Group, as the case may be. All business records, papers and documents kept or made by the Executive relating to the business of the Company or another member of the Company Group, as the case may be, shall be and remain the property of such entity. Upon the request and at the expense of the Company, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company or another applicable member of the Company Group, as the case may be, fully and completely, all rights created or contemplated by this Section 5.

(d) Meaning of Company Group and Company. For purposes of this Section 5, references to the (i) “Company Group” shall mean the Company and its Affiliates at the time of the relevant action as the context requires and (ii) “Company” shall mean the Company and its subsidiaries at the time of the relevant action as the context requires.

6. Noncompetition. The Executive agrees that, for a period commencing on the Effective Date and ending on the first anniversary of his termination of employment for any reason (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other Person, carry on a business that is in competition with any of the businesses engaged in by the Company; provided, however, that nothing herein shall limit the Executive’s right to own not more than 3% of any of the debt or equity securities of any business organization that is then traded on a national securities exchange.

7. Non-Solicitation. The Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between the Company or any other member of the Covered Group (as defined below) and any Person who is, or was during the then most recent twelve-month period, an employee, officer, representative, author, contributor or agent of (i) the Company or (ii) any other member of the Covered Group that the Executive had business contact with (which, for the avoidance of doubt, shall exclude business contacts purely as part of broad communications addressed to multiple Persons) during the time that the Executive was employed by the Company (provided that with respect to any employee, officer, representative, author, contributor or agent of the Parent Group (other than the Company and its subsidiaries) such business contact occurred prior to the occurrence of a Transaction) (the “Covered Employees”), or solicit, induce or attempt to solicit or induce any of the Persons described in clauses (i) or (ii) above to leave the employ or service of the Company or any member of the Covered Group or violate the terms of their respective contracts, or any employment arrangements, with such entities (other than as to the employees of the Covered Group as a consequence of a Transaction); or (b) induce or attempt to induce any customer, client, supplier, author, contributor, licensee or other business relation of (i) the Company or (ii) any other member of the Covered Group that the Executive came into business contact with (which, for the avoidance of doubt, shall exclude business contacts purely as part of broad communications addressed to multiple Persons) while the Executive was employed by the Company (provided that with respect to any customer, client, supplier, author, contributor, licensee or other business relation of the Parent Group (other than the Company and its subsidiaries) such business contact occurred prior to the occurrence of a Transaction) (the “Customer”) to cease doing business with the Company or any member of the Covered Group, as the case may be, or (c) in any way interfere with the relationship between a Customer and (i) the Company or (ii) any member of the Covered Group. Notwithstanding the foregoing, the following shall not be violations of this Section 7: (1) general solicitations that are not specifically directed to Covered Employees; (2) providing advice to, or serving as a reference at the request of, a Covered Employee; (3) actions taken in the good faith performance of the Executive’s duties hereunder; and (4) if the Executive solicits or attempts to solicit the business or patronage of a Person that uses or provides services or supplies to multiple service providers or recipients in the same space as it utilizes or supplies the Company or any other member of the Covered Group; provided, that, in the case of clause (4), the Executive does not suggest, encourage or cause such entity to terminate or reduce its business relationship with the Company or any other member of the Covered Group. For purposes of this Section 7, at the time of the relevant action as the context requires, the members of the “Covered Group” shall only include (x) the members of the Company Group and (y) until the end of the 12-month period following the date of a Transaction, the Parent and each entity other than the Company or its subsidiaries that was a member of the Parent Group (or its successor) as of the date of a Transaction. For purposes of this Agreement, an “Affiliate” of a designated Person means any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such designated Person, but after a Private Sale excludes portfolio companies that are affiliated with a Person that effectuates such Private Sale and are not engaged in the Business.

8. Assignment of Developments. The Executive acknowledges that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation and writings and applications thereof, relating to the business or future business of the Company that the Executive, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during the Executive’s employment with or as a result of the Executive’s employment with the Company (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, free of any reserved or other rights of any kind on the Executive’s part. If a patent application or copyright registration is filed by the Executive or on the Executive’s behalf during the Executive’s employment with the Company or within one (1) year after the Executive’s leaving the Company’s employ, describing a Development within the scope of the Executive’s work for the Company or which otherwise relates to a portion of the business of the Company of which the Executive had knowledge during the Executive’s employment with the Company, it is to be conclusively presumed that the Development was conceived by the Executive during the period of such employment. The Executive hereby assigns to the Company all of his rights, titles and interest in and to all such Developments, if any. The Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, to give evidence and to take any and all other actions (including, among other things, the execution and delivery under oath of patent or copyright applications and instruments of assignment) that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain and enforce, all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the past, present or planned business of the Company are the property of the Company, and shall be delivered to the Company immediately upon the termination of the Executive’s employment with the Company.

9. Representations. The Executive represents and warrants to the Company that the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this Agreement (or any attachments hereto) or the fulfillment by the Executive of the Executive’s obligations hereunder. Additionally, the Executive represents and warrants that he does not have any business or other relationship that creates a conflict between the interests of the Executive and any member of the Company Group. In the event of any breach of the representations in this Section 9 by the Executive, in addition to any other remedy available to the Company, all of the obligations of Company to the Executive under this Agreement shall be void ab initio and of no force and effect.

10. Injunctive Relief. (a) Effect of Breach. Without intending to limit the remedies available to the Company or the Company Group as composed from time to time, the Executive agrees that a breach of any of the covenants contained in Sections 5, 6, 7 and 8 of this Agreement may result in material and irreparable injury to the Company or the Company Group (which includes the Parent Group, as applicable) for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company or any of the applicable members of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 5, 6, 7 and 8 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.

(b) Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to this Section 10, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court possessing personal jurisdiction over his to have been in violation of any of the covenants contained in Sections 5, 6, 7 and 8 of this Agreement.

11. Directors’ and Officers’ Insurance; Defense of Claims. (a) Indemnification. The Company shall provide, or ensure that the Executive is provided, directors’ and officers’ insurance coverage for the Executive to the same extent as provided to its other senior executives. The Company shall indemnify and defend the Executive and hold him harmless, to the fullest extent authorized by law, against any loss, claim, damage, obligation, penalty, settlement, judgment, award, liability, cost, expense or disbursement arising out of any action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, directly or indirectly caused by, relating to, based upon, arising out of, concerning or in connection with any act or omission by the Executive in connection with the good faith performance of his duties or the fact that he is or was a director, officer or employee of the Company; provided, however, that the Executive shall not be indemnified for any actions or inactions that constitute fraud, dishonesty or willful misconduct.

(b) The Executive agrees that, during the Term, and following the termination of the Executive’s employment, upon request from the Company, the Executive shall cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees promptly to reimburse the Executive for all of the Executive’s reasonable travel and accommodations, and other direct expenses incurred to comply with the Executive’s obligations under this Section 11 in accordance with the requirements of Section 17 of this Agreement.

12. Nondisparagement. The Executive agrees that at no time during his employment by the Company or thereafter shall he make, or cause or assist any other Person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, any member of the Company Group or any of their respective directors, officers or employees. The Parent and the Company agree that at no time during Executive’s employment by the Company or thereafter shall either of them, or their respective directors or executive officers make, or cause or assist any other Person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation or character of the Executive.

13. Fees. The Company shall pay or reimburse the Executive’s reasonable advisory fees and expenses in an amount of up to $30,000.00 actually incurred in connection with the contemplation, preparation, negotiation and execution of the Agreement in accordance with the requirements of Section 17 of this Agreement.

14. Definitions.

(a) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(b) “IPO” means an underwritten public offering of the common stock of the Company following which the common stock is listed or quoted on any United States or foreign national securities exchange or quoted on any United States or foreign automated securities quotation system.

(c) “Private Sale” of the Company means the following (provided, however, that no Private Sale shall occur or be deemed to occur with respect to the Company as a result of an IPO or Spin-off):

(i) the acquisition by any individual, entity or group (as clarified by Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, including, without limitation, in connection with a merger or consolidation involving the Company, but excluding prior to the occurrence of the initial Transaction, any acquisition of beneficial ownership by any member of the Company Group who was a member of the Company Group as of the Effective Date or subsequently becomes a wholly-owned subsidiary of such member of the Company Group;

(ii) the acquisition by a Person (other than, prior to the occurrence of the initial Transaction, a member of the Company Group (who was a member of the Company Group as of the Effective Date or subsequently becomes a wholly owned subsidiary of such member of the Company Group)) of 50% or more (based on the fair market value of such assets at the time of such acquisition) of the assets of the Company;

(iii) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions involving the Company, in each case, with respect to which (A) the entities that comprise the Company Group who were part of the Company Group as of the Effective Date or subsequently became wholly owned subsidiaries of such members of the Company Group (excluding the Company) prior to the occurrence of an IPO or a Spin-off or (B) after the occurrence of an IPO or a Spin-off, shareholders of the Company immediately prior to such reorganization, merger, consolidation or other form of corporate transaction, do not, immediately after such reorganization, merger, consolidation or other form of corporate transaction, own more than 50% of the voting stock and all other ownership interests of the reorganized, merged or consolidated company in substantially the same proportions as immediately prior to such transaction; or

(iv) after the occurrence of an IPO or a Spin-off, the individuals who, as of the date of the occurrence of such IPO or a Spin-off, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

(d) “Spin-off “ of the common stock of the Company means the distribution of the common stock of the Company to the shareholders of the Parent in a transaction intended to qualify as tax-free at the stockholder level pursuant to Section 355 of the Code.

(e) “Transaction” means, as applied to the Company, a Private Sale, IPO or Spin-off.

15. Nonassignability; Binding Agreement.

(a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive, except as otherwise provided in Section 15(c) below.

(b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a Transaction, a reorganization, merger or consolidation, or sale or transfer of all or substantially all of the Company’s assets.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

16. Withholding. All payments made or benefits provided to the Executive under this Agreement shall be subject to any applicable withholding taxes and all other authorized deductions.

17. Section 409A. (a) This Agreement is intended to satisfy or be exempt from the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. The Company shall not accelerate any payment or the provision of any benefits under this Agreement or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code. If, in the good faith judgment of the Company, any provision of this Agreement could cause the Executive to be subject to adverse or unintended tax consequences under Section 409A of the Code, such provision shall be modified by the Company in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code. It is understood that each installment is a separate payment, and that the timing of payment is within the control of the Company.

(b) Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. To the extent providing for deferral of compensation within the meaning of Section 409A of the Code, any payments or benefits to which the Executive is entitled upon a termination of employment shall be paid no earlier than the date on which the Executive incurs a termination of employment.

(c) Notwithstanding anything herein to the contrary, to the extent necessary to prevent the Executive from being subject to tax under Section 409A of the Code, if the Executive is a “specified employee” for purposes of Section 409A of the Code on the date on which the Executive terminates employment, any payment hereunder (including any provision of continued benefits) that provides for the deferral of compensation within the meaning of Section 409A of the Code (the “Delayed Payment Amounts”) shall not be paid or commence to be paid on any date prior to the first business day after the date that is six (6) months following the Executive’s termination of employment; provided, however, that payment of the Delayed Payment Amounts shall commence within 30 days of the Executive’s death in the event of his death prior to the end of the six-month period.

18. Amendment; Waiver; Severability.

(a) This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.

(b) The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(c) If any provision of this Agreement is found by a court to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the terms and conditions are found to be unenforceable, such terms and conditions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

19. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Each party to this Agreement irrevocably submits to the jurisdiction of any New York State or federal court in any action arising under this Agreement.

20. Entire Agreement; Supersedes Prior Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, term sheets, commitments, agreements and writings with respect to the subject matter hereof. All such other negotiations, term sheets, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

21. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

22. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

23. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company at its headquarters at:

2 Penn Plaza

New York, New York 10119

Attn: General Counsel

To the Executive: at the Executive’s address as last reflected on the books and records of the Company.

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

24. Survivorship. The provisions of this Agreement necessary to carry out the intentions of the parties as expressed herein shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

McGRAW-HILL EDUCATION, INC.

By:	/s/ Harold McGraw III
Name: Harold McGraw III
Title: Chairman

THE EXECUTIVE

/s/ Lloyd G. Waterhouse

Lloyd G. Waterhouse

EXHIBIT A

CEO—McGraw-Hill Education

2012 MH Education Short—Term Incentive Plan

Target Award: $1 Million (a)

I.	50%—MHE Transaction

•	Achievement and award of amounts in excess of Target will be determined by the Compensation and Leadership Development Committee of the Board of Directors in its sole discretion and in accordance with Section 3(b)(1).

II.	50%—MHE NOIAC

	NOIAC
Funding	$	% of Goal
	(000)
0%	$236,949	79.11%
100%	$299,500	100%
200%	$346,291	115.62%

a)	Guaranteed Minimum Award is $1 Million Target

b)	Payment maximum will be 200% of Target Award. Payment between target and maximum will be determined by extrapolating NOIAC achievement between target and maximum, as determined by the CLDC in its discretion.

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EXHIBIT B

RESTRICTED STOCK UNIT AGREEMENT

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EXHIBIT C

RELEASE

WHEREAS, I, the undersigned, and McGraw-Hill Education, Inc., a Delaware corporation (the “Company”) are parties to an employment agreement, dated on or about June 6, 2012 (the “Employment Agreement”), which provided for my employment on the terms and conditions specified therein, and to a certain Restricted Stock Unit Award Agreement, dated on or about July 2, 2012 (the “RSU Agreement”);

WHEREAS, my employment with the Company has been terminated;

WHEREAS, this “Release” is the “Release” referred to in Section 4(b)(iii) of the Employment Agreement and Section 5 of the RSU Agreement; and

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration contained herein and received or to be received in accordance with the terms of the Employment Agreement (including the severance payments outlined in Section 4(b) of the Employment Agreement (other than Accrued Compensation and Benefits)) and the RSU Agreement, I hereby agree as follows:

1. Without prejudice to enforcement of the covenants, promises and/or rights reserved herein, I (on my own behalf and on behalf of my heirs and legal representatives, administrators, successors and assigns (collectively, the “Successors”)) hereby irrevocably and unconditionally release, acquit and forever discharge the Company and (only with respect to each such following person’s affiliation with the Company) (a) each of its past, present, and future direct and indirect Affiliates, subsidiaries, related companies and divisions and (b) each of their respective past, present and future stockholders, trustees, members, partners, employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers), directors, officers employees, agents and attorney (individually and in their official capacities), as well as any predecessors, future successors and assigns or estates of any of the foregoing (collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including those arising out of the Employment Agreement or the termination of my employment thereunder or my employment by the Company or the termination thereof, including, without limitation, under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Federal Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended, the Fair Labor Standards Act (“FLSA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), and the Sarbanes-Oxley Act of 2002, that I now have, or have ever had, or ever will have, against each or

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any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of my execution and delivery hereof. Anything to the contrary notwithstanding, nothing herein shall release the Company or any other Releasees from any claims or damages based on (v) any right I may have to enforce the provisions of the Employment Agreement which are intended to survive a termination of my employment with the Company, including, without limitation, the non-disparagement obligations of the Company described in Section 12 of the Employment Agreement, (w) any right or claim that arises after the date this Release is executed or that otherwise may not be legally released, (x) any right I may have to vested or accrued benefits or entitlements under any applicable plan, agreement (including the RSU Agreement), program, award, policy or arrangement of the Company or any other Releasee, (y) my right to indemnification and advancement of expenses in accordance with applicable laws and/or the certificate of incorporation and by-laws (or any other governing documents) of the Company, or any applicable insurance policy or (z) any right I may have to obtain contribution as permitted by law in the event of entry of judgment against me as a result of any act or failure to act for which I, on the one hand, and any of the Releasees, on the other hand, are jointly liable.

2. I understand that I have been given a period of 21 days to review and consider this Release before signing it pursuant to ADEA. I further understand that I may use as much of this 21-day period as I wish prior to signing.

3. I acknowledge and represent that I understand that I may revoke this Release within 7 days after signing this Release. Revocation can be made by delivering a written notice of revocation in the manner specified in the Employment Agreement. For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after I sign this Release.

4. I represent and acknowledge that in executing this Release I am not relying upon, and have not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Company with regard to the subject matter of this Release.

5. This Release shall not in any way be construed as an admission by me that I have acted wrongfully. I also acknowledge and agree that I have not, with respect to any transactions or state of facts existing prior to the date hereof, (a) filed any actions with respect to the Company or any of the Releasees with any governmental agency, court or tribunal or (b) assigned or transferred any action to a third party. This Release shall serve as a bar to any claims, charges, complaints or actions by me or my Successors against any of the Releasees with respect to items released herein. To the extent any claim, charge, complaint or action released by me in this Release is brought by me or my Successors for my benefit or on my behalf, I (and my Successors) expressly waive any claim to any form of monetary or other damages, including attorneys’ fees and costs, or any other form of personal recovery or relief in connection with any such claim, charge, complaint or action. I further agree to dismiss with prejudice any pending civil lawsuit related to any such claim, charge, complaint or action.

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6. Should any provision hereof be invalid or otherwise unenforceable under any law, such provision affected will be curtailed and limited to the extent necessary to bring it within the requirements of law, and the remaining provisions of this Release will remain in full force and effect and be fully valid and enforceable.

7. I represent and agree (a) that I have, to the extent I desire, discussed all aspects of this Release with my attorney, (b) that I have carefully read and fully understand all of the provisions of this Release, and (c) that I am voluntarily entering into this Release. This Release may only be amended or modified by a writing signed by both the Company and me.

8. This Release shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed and performed in such State.

9. All capitalized terms used in this Release and not defined herein shall have the meanings ascribed to them in the Employment Agreement.

IN WITNESS WHEREOF, I have executed this Release as of the date set forth below.

EXECUTIVE

Lloyd G. Waterhouse

Date:

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